Exhibit 5.1

PIERCE ATWOOD LLP

ATTORNEYS AT LAW

March 21, 2011

Northeast Bancorp

500 Canal Street

Lewiston, Maine 04240

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 10,500 shares (the “Shares”) of voting common stock, $1.00 par value per share (“Voting Common Stock”), of Northeast Bancorp, a Maine corporation (the “Company”), consisting of (i) 5,000 shares of Voting Common Stock that may be issued pursuant to the Northeast Bancorp 1992 Stock Option Plan (the “1992 Plan”) and (ii) 5,500 shares of Voting Common Stock that may be issued pursuant to the Northeast Bancorp 1999 Stock Option Plan (the “1999 Plan,” and together with the 1999 Plan, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

The opinion expressed below is limited to the Maine Business Corporation Act (which includes applicable provisions of the Maine Constitutions and reported judicial decisions interpreting the Maine Business Corporation Act and the Maine Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Voting Common Stock will be available for issuance when the Shares are issued. We have also assumed that the appropriate action has been taken to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws to the extent required.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

PORTLAND, ME        BOSTON, MA        PORTSMOUTH, NH        PROVIDENCE, RI        AUGUSTA, ME        STOCKHOLM, SE        WASHINGTON, D.C.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Pierce Atwood LLP

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